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                                                   CONSECO, INC. AND SUBSIDIARIES
                                                                                                                        Exhibit 11.2
                                          COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED
                                        for the years ended December 31, 1996, 1995 and 1994





                                                                              1996             1995              1994
                                                                              ----             ----              ----

Weighted average primary shares outstanding..........................    126,811,780       86,093,840        105,392,488
Incremental common equivalent shares:
    Related to options and employee stock plans based
       on market price at end of period..............................      3,626,226          598,916             17,972
    Related to convertible preferred stock...........................     12,048,691       17,787,060         18,026,444
                                                                        ------------      -----------        -----------

Weighted average fully diluted shares outstanding ...................    142,486,697      104,479,816        123,436,904
                                                                        ============      ===========        ===========


Net income for fully diluted earnings per share:

    Net income as reported...........................................   $252,378,000     $220,425,000       $150,398,000

    Less preferred stock dividends...................................              -                -                  -
                                                                        ------------     ------------       ------------

Net income for fully diluted earnings per share......................   $252,378,000     $220,425,000       $150,398,000
                                                                        ============     ============       ============

Net income per fully diluted common share............................          $1.77            $2.11              $1.22
                                                                               =====            =====              =====

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